Exhibit 99.2

International Rectifier Announces the Retirement of Founder and Chairman Eric Lidow

EL SEGUNDO, Calif.—(BUSINESS WIRE)—April 21, 2008—International Rectifier Corporation (NYSE:IRF) today announced that the Company’s Founder and Chairman, Eric Lidow, will retire from his position as Chairman and as a member of the Board of Directors effective on May 1, 2008.  Mr. Lidow had served as the Company’s Chief Executive Officer until 1995, after which time he assumed the position of Chairman.

Mr. Lidow founded International Rectifier in 1947. Over the course of more than six decades, Mr. Lidow transformed a start-up company that developed selenium photoelectric cells and selenium rectifiers into a world leader in power management technology that today produces thousands of innovative analog, digital, and mixed signal integrated circuits and other advanced power management technologies and products.

Speaking on behalf of the Board of Directors, President and Chief Executive Officer Oleg Khaykin said, “Eric is one of the most respected pioneers in the power semiconductor industry.  His long-standing commitment to the employees and customers of International Rectifier has been crucial to our progress over the decades. As we continue to grow as a Company, the legacy of Eric’s leadership during his 60 years at IR will remain.”

“The development and growth of International Rectifier has been a great source of pride to me,” said Eric Lidow, Founder and Chairman of International Rectifier. “While I am passionate about the technology, people are the vital ingredient.  As the power management industry continues to evolve, I have great confidence in the Company’s technology roadmap and in the management team’s ability to execute the strategy established to take the Company forward.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will”, “continue” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321